EXHIBIT 15
October 31, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 31, 2008 on our review of interim financial information of Baxter International Inc. (the “company”) as of September 30, 2008 and for the three- and nine-month periods ended September 30, 2008 and 2007 and included in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032 and 333-143063), on Form S-3 (Nos. 333-106041, 333-123811 and 333-136224) and on Form S-4 (No. 333-133449-01).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois